Exhibit 99.1

Ocean Power Technologies Announces Results for the
Fiscal Second Quarter Ended October 31, 2014

●	PowerBuoy® deployments planned for Q1 and Summer of 2015

●	Dedicated resource alignment to accelerate development of re-designed APB-350

●	Focus on growing market for off-shore data collection and transmission

Pennington, NJ – December 10, 2014 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its Fiscal 2015 second quarter ended October 31, 2014 (“fiscal 2015”).

David L. Keller, Interim Chief Executive of OPT stated, “I am pleased to report that during the second quarter we completed the site remediation and removal of equipment on the Reedsport, Oregon project which allowed us to reduce our letters of credit outstanding by over $1.1 million. In addition, we have successfully offloaded and re-assembled our PB40 PowerBuoy which features our Modular Power Take-Off (MPTO) and currently anticipate deploying it off of the coast of New Jersey during the first quarter of calendar 2015.

Internally, we have created a dedicated team of senior personnel with project management and engineering experience to dramatically accelerate the development of our re-designed APB-350 PowerBuoy, consistent with our strategic shift to capitalize on the growing market for off-shore data collection and transmission that require off grid power production at smaller scale. Our next generation prototype APB-350 (A1) will utilize the existing structure that was deployed in 2013 but will include a new PTO and upgraded components and is expected to be deployed in the summer of 2015. Our second planned 2015 prototype APB-350 (A2) is being designed with an optimized geometry for improved operating stability and fits into a standard 40-foot shipping container to reduce transportation and deployment costs.”

Financial Review

OPT’s fully-funded backlog as of October 31, 2014 was $1.7 million, compared with $4.9 million as of April 30, 2014, and $5.8 million as of October 31, 2013. Given the relocation of the WavePort project PowerBuoy from Spain to New Jersey, we have reduced our backlog by $1.0 million related to the grant from Ente Vasco de la Energia (“EVE”) a Basque regional energy agency that was to provide partial funding for the deployment of the PowerBuoy off the coast of Spain. However, we remain in communication with EVE in regards to potentially utilizing the grant on a future beneficial project, although there can be no assurance that the EVE grant will ever be utilized, and if so, on what terms. Some of the Company’s backlog consists of cost-sharing contracts to support product development.

Results for the Fiscal Second Quarter Ended October 31, 2014

For the three months ended October 31, 2014, OPT reported revenue of $1.7 million, as compared to revenue of $0.5 million for the three months ended October 31, 2013. The increase in revenue is primarily related to increased billable work for the removal of the anchoring and mooring equipment from the seabed off the coast of Oregon and increased billable work under the current phase of our project with Mitsui Engineering & Shipbuilding (“MES”). These increases were partially offset by decreased revenue on our WavePort contract with EU for our project in Spain that was completed during the three months ended July 31, 2014.

The net loss for the three months ended October 31, 2014 was $4.4 million as compared to a net loss of $3.3 million for the three months ended October 31, 2013. The increase in the Company's net loss year-over-year primarily reflects increased estimated project costs associated with our contract with MES and increased legal fees to address shareholder litigation and related matters. In addition, costs increased related to higher consulting fees and patent amortization costs related to shortening the estimated useful lives for recording amortization expense. These increases were partially offset by decreased site development expenses related to our terminated project in Australia.

Results for the Six Months Ended October 31, 2014

For the six months ended October 31, 2014, OPT reported revenue of $3.3 million, as compared to revenue of $0.9 million for the six months ended October 31, 2013. The increase in revenue is primarily related to increased billable work for the removal of the anchoring and mooring equipment from the seabed off the coast of Oregon and increased billable work under the current phase of our project with MES and revenue related to the completion of our WavePort contract with the EU. These increases were partially offset by decreased revenue on our development project for our modular power take-off technology.

The net loss for the six months ended October 31, 2014 was $7.7 million, as compared to a net loss of $7.1 million for the six months ended October 31, 2013. The increase in the Company's net loss year-over-year primarily reflects increased estimated project costs associated with our contract with MES, increased legal fees as noted previously as well as higher consulting and patent amortization costs. These increases were partially offset by decreased product development costs due to the substantial completion of our cost-sharing contract with the US Department of Energy (“DOE”), for our Reedsport project in Oregon and decreased costs associated with other internally funded development, in addition to accounting fees and decreased employee related costs.

Balance Sheet and Available Cash

As of October 31, 2014, total cash, cash equivalents, and marketable securities were $22.8 million, down from $28.4 million on April 30, 2014. At October 31, 2014, restricted cash was $0.6 million, compared with $7.3 million as of April 30, 2014. This significant decrease in restricted cash is primarily due to the return of $4.7 million in customer advance payments that we had received for our former contract with ARENA in March 2014, in addition to $0.5 million in GST tax for the Australian Tax Authorities that had been classified as restricted cash. Net cash used in operating activities was $12.1 million and $6.5 million for the six months ended October 31, 2014 and 2013, respectively. The increased cash used in operating activities of $5.6 million included the return of the $4.7 million to ARENA.

Conclusion

Mr. Keller noted that the search for a permanent Chief Executive Officer was well underway and concluded, “We continue to increase our technical capabilities with the addition of engineering and operating resources and accelerate our technology development. We have accumulated a significant body of knowledge through PowerBuoy deployments and remain focused on the successful deployments of the PB40 and APB-350 in order to achieve durability and reliability at acceptable levels of commercial risk-taking and cost.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies, Inc. (NASDAQ: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a long track record in the advancement of wave energy with a proprietary PowerBuoy® system based on modular, ocean-going buoys that capture and convert predictable wave energy into electricity and has conducted periodic ocean testing since 1997.

Forward-Looking Statements

 This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

FINANCIAL TABLES FOLLOW. Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations section.

Company Contact: Mark A. Featherstone, Chief Financial Officer of OPT Phone: 609.730.0400

Consolidated Balance Sheets as of

October 31, 2014 and April 30, 2014

	October 31, 2014	April 30, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,238,708	$13,858,659
Marketable securities	16,495,278	14,493,881
Restricted cash	534,097	6,124,960
Accounts receivable, net	—	308,731
Unbilled receivables	19,143	37,410
Other current assets	351,355	568,377
Total current assets	23,638,581	35,392,018
Property and equipment, net	265,886	317,513
Patents, net	414,151	828,298
Restricted cash	100,000	1,221,696
Other noncurrent assets	361,229	325,310
Total assets	$24,779,847	$38,084,835
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$405,595	$501,397
Accrued expenses	2,885,285	2,931,239
Advance payment received from customer	—	4,709,055
Unearned revenues	115,073	992,447
Current portion of long-term debt	100,000	100,000
Total current liabilities	3,505,953	9,234,138
Long-term debt	100,000	150,000
Deferred credits	600,000	600,000
Total liabilities	4,205,953	9,984,138
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 18,098,769 and 17,593,637 shares, respectively	18,099	17,594
Treasury stock, at cost; 38,658 and 37,852 shares, respectively	(132,016)	(130,707)
Additional paid-in capital	180,607,639	180,454,341
Accumulated deficit	(159,292,949)	(151,640,503)
Accumulated other comprehensive loss	(182,530)	(225,733)
Total Ocean Power Technologies, Inc. stockholders’ equity	21,018,243	28,474,992
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	(444,349)	(374,295)
Total equity	20,573,894	28,100,697
Total liabilities and stockholders’ equity	$24,779,847	$38,084,835

Consolidated Statements of Operations

For the Three and Six Months Ended October 31, 2014 and 2013

(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013
Revenues	$1,747,788	$463,608	$3,288,316	$924,535
Cost of revenues	1,998,076	462,336	3,965,240	922,712
Gross (loss) profit	(250,288)	1,272	(676,924)	1,823
Operating expenses:
Product development costs	1,224,487	1,610,089	1,144,432	2,881,034
Selling, general and administrative costs	2,708,878	1,808,892	5,831,850	4,356,651
Total operating expenses	3,933,365	3,418,981	6,976,282	7,237,685
Operating loss	(4,183,653)	(3,417,709)	(7,653,206)	(7,235,862)
Interest (expense) income, net	3,424	2,879	(55,196)	3,237
Other income	―	―	185,000	―
Foreign exchange (loss) gain	(216,249)	107,357	(221,907)	129,127
Net loss	(4,396,478)	(3,307,473)	(7,745,309)	(7,103,498)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	26,784	36,916	92,863	82,971
Net loss attributable to Ocean Power Technologies, Inc.	$(4,369,694)	$(3,270,557)	$(7,652,446)	$(7,020,527)
Basic and diluted net loss per share	$(0.25)	$(0.31)	$(0.44)	$(0.67)
Weighted average shares used to compute basic and diluted net loss per share	17,481,563	10,510,214	17,473,123	10,416,021

Consolidated Statements of Cash Flows

For the Six Months Ended October 31, 2014 and 2013

(Unaudited)

	Six Months Ended October 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(7,745,309)	$(7,103,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss (gain)	221,907	(129,127)
Depreciation and amortization	486,640	217,079
Treasury note premium amortization	―	5,391
Compensation expense related to stock option grants & restricted stock	153,153	369,503
Changes in operating assets and liabilities:
Accounts receivable	308,731	357,244
Long-term receivables	―	212,018
Unbilled receivables	18,267	(50,484)
Other current assets	291,903	(122,169)
Other noncurrent assets	(131,539)	(138,734)
Accounts payable	(90,043)	(7,040)
Accrued expenses	(38,258)	421,744
Return of advanced payment to ARENA	(4,709,055)	―
Unearned revenues	(877,374)	(334,630)
Long-term unearned revenues	―	(180,757)
Net cash used in operating activities	(12,110,977)	(6,483,460)
Cash flows from investing activities:
Purchases of marketable securities	(13,746,959)	(9,497,707)
Maturities of marketable securities	11,745,562	16,990,850
Restricted cash	6,712,559	(745,000)
Purchases of equipment	(10,896)	(21,191)
Net cash provided by investing activities	4,700,266	6,726,952
Cash flows from financing activities:
Proceeds from the sale of common stock, net of issuance costs	1,155	3,429,799
Exercise of stock options	―	8,000
Repayment of debt	(50,000)	(50,000)
Acquisition of treasury stock	(1,309)	(6,814)
Net cash (used in) provided by financing activities	(50,154)	3,380,985
Effect of exchange rate changes on cash and cash equivalents	(159,086)	35,019
Net (decrease) increase in cash and cash equivalents	(7,619,951)	3,659,496
Cash and cash equivalents, beginning of period	13,858,659	6,372,788
Cash and cash equivalents, end of period	$6,238,708	$10,032,284

Supplemental disclosure of noncash investing and financing activities:
Capitalized purchases of equipment financed through accounts payable and accrued expenses	$10,363	―